Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127400 of New York Mortgage Trust, Inc. on Form S-3/A and Registration Statements No. 333-117524 and No. 333-137987 of New York Mortgage Trust, Inc. on Form S-8 of our reports dated April 2, 2007, relating to the financial statements of New York Mortgage Trust, Inc. and subsidiaries and to management's report of the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of New York Mortgage Trust, Inc. and subsidiaries for the year ended December 31, 2006.

/s/ DELOITTE AND TOUCHE, LLP
New York, New York
April 2, 2007